Exhibit 10.20

TIBCO SOFTWARE INC.

STOCK OPTION AGREEMENT

A. Grant of Option.

Unless otherwise defined herein, the terms defined in the TIBCO Software Inc. 1996 Stock Option Plan (the “Plan”) and the Notice of Grant shall have the same defined meanings in this Stock Option Agreement (the “Stock Option Agreement”). The Plan Administrator of TIBCO Software Inc., a Delaware corporation (the “Company”), has granted to the Optionee named in the Notice of Grant an option (“Option”) to purchase a total number of shares of the Company’s Common Stock (“Shares”) set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”) subject to the terms, definitions and conditions of the Plan, which is incorporated herein by reference, and this Stock Option Agreement. Subject to Section 16(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice of Grant and this Stock Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as a U.S. Incentive Stock Option (“ISO”), the Option is intended to qualify as an ISO under Section 422 of the U.S. Internal Revenue Code. However, if the Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Section 422(d) of the U.S. Internal Revenue Code it shall be treated as a U.S. Non-Qualified Stock Option (“NQSO”).

B. Exercise and Vesting Schedule.

Subject to accelerated vesting as set forth below, the Option may be exercised, in whole or in part, in accordance with the vesting schedule set forth in the Optionee’s Notice of Grant (the “Vesting Schedule”). In addition, if the Optionee has been issued ISOs and NQSOs on the same grant date, then the Vesting Schedule covers the aggregate number of shares granted under all types of Options, ISOs and NQSOs combined, issued on the same grant date.

In the event of a “Change of Control” of the Company, the Vesting Schedule shall be replaced in its entirety by the following vesting schedule, to be applied both retroactively and prospectively:

1/36th of the Shares subject to the Option shall vest each month after the vesting commencement date, as set forth in the Notice of Grant, on the same day of the month as the vesting commencement date, so that 100% of the Shares subject to the Option shall be vested three (3) years from the vesting commencement date, subject to your remaining in continuous status as an Employee or Consultant as of such vesting dates.

For this purpose, a “Change of Control” of the Company is defined as:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (other than a group consisting of the Company stockholders as of the date of the closing and their Parents and Subsidiaries) that becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b) The consummation of a merger, consolidation, reorganization or similar transaction in which the stockholders of the Company before such transaction (and their Parents and Subsidiaries) own less than 50% of the voting stock or voting power of the surviving entity immediately after such transaction; or

(c) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

C. Post Termination Exercise Period.

The Option may be exercised for three (3) months after the Optionee ceases to be a Service Provider, which shall be measured from the last day of active service and not extended by any notice period required under local law. Notwithstanding the foregoing, in the event that the Optionee ceases to be a Service Provider as a result of a violation by the Service Provider of the Company’s policies (including, the Code of Business Conduct and Ethics and other policies set forth in the Employee Handbook), the Option shall terminate immediately on the date upon which Optionee ceases to be a Service Provider and shall no longer be vested or exercisable in any respect. Upon the death or Disability of the Optionee, the Option may be exercised for twelve (12) months after the Optionee ceases to be a Service Provider. In no event shall the Option be exercised later than the expiration date of the Option.

D. Exercise of Option.

(1) Right to Exercise. The Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Stock Option Agreement.

(2) Method of Exercise. Unless otherwise noted in Section D(3) below, the Option is exercisable by delivery of an exercise notice, which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The exercise notice shall be completed by the Optionee and delivered to Shareholder Services at the Company. The exercise notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed exercise notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of the Option unless such issuance and exercise complies with applicable laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

(3) Method of Payment.

Unless stated otherwise in this Stock Option Agreement, payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee and to the extent permitted by the Administrator:

(a) cash; or

(b) check; or

(c) for U.S. employees, surrender of other Shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; or

(d) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect a same day sale (i.e., a cashless-sell all exercise). Pursuant to a same day sale exercise, Optionee will authorize the broker to sell all the Shares that he or she is entitled to at exercise and remit the sale proceeds less the aggregate Exercise Price for the Shares, broker’s fees and any applicable taxes to the Optionee in cash.

E. Non-Transferability of Option.

Unless otherwise provided by the Administrator, the Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan, this Stock Option Agreement and the Notice of Grant shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

F. Term of Option.

The Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Stock Option Agreement.

G. U.S. Tax Consequences.

Some of the U.S. federal tax consequences relating to the Option are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. IN ADDITION, DIFFERENT TAX LAWS WILL APPLY TO EMPLOYEES SUBJECT TO TAX OUTSIDE THE U.S. THE OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(1) Exercising the Option.

(a) U.S. Non-Qualified Stock Option. The Optionee may incur regular U.S. federal income tax liability upon exercise of an NQSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) U.S. Incentive Stock Option. If this Option qualifies as an ISO, the Optionee will have no regular U.S. federal income tax liability upon its exercise, although the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to alternative minimum taxable income for U.S. federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise. In the event that the Optionee ceases to be an Employee but remains a Service Provider, any ISO of the Optionee that remains unexercised shall cease to qualify as an ISO and will be treated for tax purposes as an NQSO on the date three (3) months and one (1) day following such change of status.

(2) Disposition of Shares.

(a) U.S. Non-Qualified Stock Option. If the Optionee holds NQSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for U.S. federal income tax purposes.

(b) U.S. Incentive Stock Option. If the Optionee holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for U.S. federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) equal to the lesser of (A) the difference between the Fair Market Value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.

(c) Notice of Disqualifying Disposition of ISO Shares. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Optionee shall immediately notify the Company in writing of such disposition. The Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Optionee.

H. Responsibility for Taxes. Regardless of any action the Company or Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Optionee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items. Prior to the exercise of the Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from his or her wages or other cash compensation paid to Optionee by the Company and/or the Employer or from proceeds of the sale of the Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares that Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee’s participation in the Plan or Optionee’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

I. Nature of Grant. In accepting the grant, Optionee acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Stock Option Agreement; (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (iii) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (iv) Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Optionee’s employment relationship at any time with or without cause; (v) Optionee is voluntarily participating in the Plan; (vi) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Optionee’s employment contract, if any; (vii) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event that Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the Employer or any Subsidiary or affiliate of the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) if the underlying Shares do not increase in value, the Option will have no value; (xi) if Optionee exercises his or her Option(s) and acquires Shares, the value of those Shares acquired may increase or decrease in value, even below the Exercise Price; (xii) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares purchased through exercise of the Option resulting from termination of Optionee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice of Grant, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (xiii) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to receive options and vest in options under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Optionee’s right to exercise the Option after termination of employment, if any, will be measured by the date of termination of his or her active employment and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of his or her Option grant.

J. Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Stock Option Agreement by and among, as applicable, the Employer, and the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Company and the Employer hold certain personal information about him or her, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Optionee’s country. Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares of stock acquired upon exercise of the Option. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Optionee understands, however, that refusing or withdrawing his or her consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

K. Language. If Optionee has received this Stock Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

L. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under the Plan, participation in the Plan, or future options that may be granted under the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

M. Severability. The provisions of this Stock Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

N. Entire Agreement; Governing Law.

The Plan and the applicable Notice of Grant are incorporated herein by reference. The Plan, this Stock Option Agreement and the Notice of Grant constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This Stock Option Agreement is governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Stock Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

O. NO GUARANTEE OF CONTINUED SERVICE.

BY SIGNING THE APPLICABLE NOTICE OF GRANT, THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE THEREIN IS EARNED ONLY BY CONTINUING AS A

SERVICE PROVIDER AT THE WILL OF THE EMPLOYER (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH IN THE NOTICE OF GRANT AND HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE EMPLOYER’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

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By signing the Notice of Grant, Optionee acknowledges receipt of a copy of the Plan, this Stock Option Agreement and certain information related thereto and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions of the Plan, this Stock Option Agreement and the Notice of Grant. Optionee has reviewed the Plan, this Stock Option Agreement and the Notice of Grant in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice of Grant and fully understands all provisions of the Plan, this Stock Option Agreement and the Notice of Grant. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, this Stock Option Agreement and the Notice of Grant.

EXHIBIT A

TO THE TIBCO SOFTWARE INC.

STOCK OPTION AGREEMENT

This Exhibit A includes additional terms and conditions of the grant of Options that will apply to Optionees in the countries listed below. Please note that the exchange control information provided below is current as of April 2006, unless otherwise noted herein. However, exchange controls are subject to change and Optionee should consult his or her personal advisor(s) with respect to the applicable exchange controls (if any) which may apply to the exercise of the Option, acquisition and/or sale of the Shares. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and this Stock Option Agreement.

Australia

Optionee’s Option is granted pursuant to the Australian Addendum which is an addendum to the Plan. Optionee’s Option is subject to the terms and conditions as stated in the Australian Addendum, Offer Document, the Plan, the Notice of Grant and this Stock Option Agreement. Optionee will receive a copy of each of these documents when a grant is made to him or her.

Austria

Optionee acknowledges that he or she may be entitled to revoke the Stock Option Agreement on the basis of the Austrian Consumer Protection Act according to the following rules:

(i)	If Optionee accepts the award of Options under the Plan, Optionee may be entitled to revoke his or her acceptance of the Stock Option Agreement. The revocation must be made within one week after Optionee accepted the Stock Option Agreement.

(ii)	The revocation must be in written form to be valid. It is sufficient if Optionee returns the Stock Option Agreement to the Company or the Company’s representative with language that can be understood as his or her refusal to conclude or honor the Stock Option Agreement. It is sufficient if the revocation is sent within the period discussed above.

Belgium

Optionee will receive a separate Offer Document and an Undertaking Form in addition to this Stock Option Agreement. Optionee should consult his or her personal tax advisor with respect to completing the Undertaking Form.

Brazil

By accepting this Option, Optionee acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of the

Option and the sale of Shares. An Optionee resident or domiciled in Brazil will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares of Company stock.

Canada (Quebec)

If Optionee is a resident of Quebec, by accepting this Option, Optionee hereby provides his or her consent to receive Plan information in English. Specifically, Optionee acknowledges as follows:

The parties acknowledge that it is their express wish that the present Stock Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

China

Due to exchange control requirements, Optionee must exercise his or her Option using the “same day sale” method of exercise as described in Section D(3)(d) of this Stock Option Agreement. Optionee may exercise the Option only by delivery of properly executed exercise instructions together with such other documentation as the Administrator and the broker, if applicable, shall require to effect the exercise of the Option and delivery to the Company of the sale proceeds required to pay the aggregate Exercise Price. Optionee will not be permitted to pay the aggregate Exercise Price in cash or by check.

France

The Option grant is not French tax-qualified.

Optionee may hold Shares obtained under the Plan outside of France provided that Optionee declares all foreign accounts, whether open, current, or closed, in Optionee’s income tax return.

Germany

Optionee must report any receivables or payables or debts in foreign currency exceeding an amount of approximately €5,000,000 on a monthly basis. In addition, Optionee must report, on an annual basis, if he or she holds Shares exceeding 10% of the total voting capital of the Company.

Hong Kong

Due to securities law restrictions in Hong Kong, Optionee undertakes not to sell any Shares acquired under the Plan for at least six months from the grant date of the Option. At the Company’s discretion, the Company may retain the original stock certificate in escrow until the expiration of the six-month period. Optionee will receive a copy of the stock certificate.

In the event Optionee’s grant is determined to be governed by the Occupational Retirement Schemes Ordinance, Optionee’s grant may be cancelled.

India

By accepting the grant of Options, Optionee consents and agrees to satisfy any liability for fringe benefit tax that may be payable by the Company and/or the Employer in connection with the Options. Further, by accepting the grant of Options, Optionee agrees that the Company and/or the Employer may collect the fringe benefit tax from the Optionee by any of the means set forth in Section G of this Stock Option Agreement. Optionee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

Proceeds from the sale of Shares must be repatriated to India within a reasonable period of time (i.e., two weeks). Optionee should obtain a foreign inward remittance certificate from the bank for his or her records to document compliance with this requirement and submit a copy of the foreign inward remittance certificate to his or her Employer.

Ireland

Directors and shadow directors of an Irish subsidiary are subject to certain notification requirements under the Companies Act. Directors and shadow directors must notify the Irish subsidiary in writing of their interest in the Company and the number and class of Shares or rights to which the interest relates within five days of the acquisition or disposal of Shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or Shares acquired by the director’s spouse or children (under the age of 18).

Italy

To facilitate compliance with securities laws in Italy, Optionee must exercise his or her Option using the “same day sale” method of exercise as described in Section D(3)(d) of this Stock Option Agreement. Optionee may exercise the Option only by delivery of properly executed exercise instructions together with such other documentation as the Administrator and the broker, if applicable, shall require to effect the exercise of the Option and delivery to the Company of the sale proceeds required to pay the aggregate Exercise Price. Optionee will not be permitted to pay the aggregate Exercise Price in cash or by check.

Exchange control reporting is required if Optionee holds foreign investments outside of Italy (including Shares) in excess of €12,500 or the equivalent amount in U.S. dollars. If reporting is required, it must be done on Optionee’s individual tax return.

For data privacy purposes, the Controller of personal data processing is TIBCO Software Inc., with registered offices in 3302 Hillview Avenue, Palo Alto, California, 94304, U.S.A., and pursuant to Legislative Decree no. 196/2003, its representative in Italy is TIBCO Software S.r.l. with registered offices at Via del Casale Solaro, 110, Rome 00143.

Japan

No special provisions.

Luxembourg

No special provisions.

Malaysia

The following information is current as of May 2007.

If Optionee is a Malaysian resident for exchange control purposes and if the value of funds remitted to purchase Shares under the Plan exceeds MYR50,000, Optionee must notify Bank Negara at least seven working days before the remittance (Optionee can estimate the amount that Optionee intends to remit) by submitting a prescribed Form SSC 9B. Please note that the above threshold is calculated on a cumulative basis. These requirements apply to both cash and cashless exercises. Optionee should check with his or her personal advisor to determine the filing requirements applicable to Optionee’s particular circumstances.

If Optionee is a director of a Malaysian Subsidiary of the Company, Optionee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when Optionee receives an interest (e.g., Options, Shares, etc.) in the Company or any related entity. In addition, Optionee must notify the Malaysian Subsidiary when Optionee sells Shares of the Company or any related entity (including when Optionee sells Shares acquired under the Plan). These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related entity.

Mexico

In accepting the Option, Optionee acknowledges that he or she understands and agrees that: (i) the Option is not related to the salary and other contractual benefits granted to Optionee by the Employer; (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Optionee’s employment; and (iii) any benefit realized under the Plan is a fringe benefit.

Policy Statement. La invitación que la Compañía hace en relación con el Plan es unilateral y discrecional, por lo tanto, la Compañía se reserva el derecho absoluto para modificar o terminar el mismo en cualquier momento, sin ninguna responsabilidad para el Opcionante. Esta invitación y, en el caso del Opcionante, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre el Opcionante y la Compañía. Tampoco establece derecho alguno entre el Opcionante y su empleador.

English Translation. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Optionee. This invitation and, in Optionee’s case, the acquisition of Shares does not, in any way, establish a labor relationship between the Optionee and the Company and it does not establish any rights between the Optionee and the Employer.

Netherlands

For Option grants made after January 1, 2005, employees resident in the Netherlands may use any method of exercise specified in Section D(3) of this Stock Option Agreement to exercise Options. For Options granted prior to this date, exercise restrictions may apply and Optionee should review the terms of his or her grant, including any addenda to the relevant stock option agreement to determine whether there are any exercise restrictions.

Norway

No special provisions.

Portugal

If Optionee acquires Shares upon exercise and does not hold the Shares with a Portuguese financial intermediary, Optionee must file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for Optionee.

By accepting this Option, Optionee acknowledges that he or she understands and agrees that: (i) Options granted at a fixed price will not create any obligation on the Company to grant Options in the future; and (ii) Optionee recognizes the absolute right of the Company to amend or cancel the Plan at any time without incurring any liability to Optionee.

Russia

If Optionee acquires Shares upon exercise, the Shares will be held for Optionee in a U.S. brokerage account. Optionee will not be permitted to request share certificates and hold the certificates in Russia. Optionee may sell his or her Shares on a U.S. stock market; Optionee is not permitted to sell shares in the Company directly to other Russian individuals.

This Stock Option Agreement, the Plan and all other materials Optionee may receive regarding his or her participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and hence the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

All proceeds from the sale of Shares must be repatriated to Russia through an authorized bank in Russia. After repatriation, Optionee may transfer the funds to an “offshore” (foreign) bank account outside of Russia, but must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month after the account is opened/closed and report to the Russian tax authorities records of the flow of funds in the foreign accounts as well as records of the account balances. Also, if Optionee uses a cash method of exercise, he or she may be required to make the remittance of cash through an authorized bank in Russia.

Singapore

The grant of the Option under the Plan is being made on a private basis and is, therefore, exempt from registration in Singapore.

If Optionee is a director, associate director or shadow director of a Singapore affiliate of the Company, Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean affiliate in writing when Optionee receives an interest (e.g., Options, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, Optionee must notify the Singapore affiliate when Optionee sells Shares of the Company or any related company (including when Optionee sell Shares acquired through exercise of his or her Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of Optionee’s interests in the Company or any related company within two days of becoming a director.

South Africa

If Optionee is a permanent resident of South Africa, he or she may invest up to ZAR 2 million in foreign investments (including Company Shares). Investments exceeding this amount require approval by the South African Reserve Board. Optionee should consult his or her personal advisor regarding how this limitation is calculated. Compliance with the exchange controls is Optionee’s sole responsibility and neither the Company nor the Employer take any responsibility for Optionee’s compliance.

South Korea

The following information is current as of May 2007.

If Optionee remits funds to purchase Shares, the remittance has to be “confirmed” by a foreign exchange bank in Korea. To receive the confirmation, Optionee should submit (i) a prescribed form application, (ii) this Stock Option Agreement and any other Plan documents that Optionee received, and (iii) certificates of employment with Optionee’s Employer. Optionee should check with the bank to determine whether there are any additional requirements. If Optionee exercises his or her Option using the “same day sale” method of exercise as described in Section D(3)(d), this requirement will not apply. This is an automatic procedure (i.e., the bank does not need to “approve” the remittance) and should take no more than a single day to process. Exchange control laws also require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the proceeds to Korea within six months of the sale.

Spain

In accepting the Option, Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan. The Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant options under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, the Optionee understands that the Option is granted on the assumption and condition that the Option or the Shares acquired upon exercise shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that this grant would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Options shall be null and void.

To participate in the Plan, Optionee must comply with exchange control regulations in Spain. The purchase of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Política Comercial e Inversiones Exteriores (the “DGPCIE”), the Bureau for Commercial Policy and Foreign Investments, which is a department of the Ministry of the Economy. If the Optionee purchases the Shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGPCIE for Optionee. Otherwise, the Optionee must make the declaration himself or herself by filing a form with the DGPCIE. When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), Optionee must inform the financial institution receiving the payment of the basis upon which such payment is made. Optionee will need to provide the institution with the following information: (i) Optionee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required. If Optionee acquires Shares under the Plan and wishes to import the ownership title of such Shares (i.e., share certificates) into Spain, the Optionee must declare the importation of such securities to the DGPCIE.

Sweden

No special provisions.

Switzerland

The offer is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

Taiwan

No special provisions.

United Arab Emirates

No special provisions.

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